RESPONSE BIOMEDICAL CORP.

2008 STOCK OPTION PLAN

Effective Date: June 3, 2008

Approved by the Board of Directors on June 3, 2008.
Approved by the Shareholders on June 3, 2008.

STOCK OPTION PLAN

SECTION 1
DEFINITIONS AND INTERPRETATION

1.1 Definitions

As used herein, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the meanings set forth below:

(a)	“Administrator” means such Executive or Employee of the Company as may be designated as Administrator by the Committee from time to time, if any.

(b)	“Associate” means, where used to indicate a relationship with any person:

(i)	any relative, including the spouse of that person or a relative of that person’s spouse, where the relative has the same home as the person;

(ii)	any partner, other than a limited partner, of that person;

(iii)	any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

(iv)

any corporation of which such person beneficially owns or controls, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all outstanding voting securities of the corporation.

(c)

“Black-Out” means a restriction imposed by the Company on all or any of its directors, officers, employees, insiders or persons in a special relationship whereby they are to refrain from trading in the Company’s securities until the restriction has been lifted by the Company.

(d)	“Black-Out Expiration Term” means the period of time that commences with the end of a Black- Out period and ends ten business days following the end of the Black-Out period.

(e)	“Board” means the board of directors of the Company.

(f)	“Change of Control” means an occurrence when either:

(i)	a Person or Entity, other than the current “control person” of the Company (as that term is defined in the Securities Act), becomes a “control person” of the Company; or

(ii)	a majority of the directors elected at any annual or extraordinary general meeting of shareholders of the Company are not individuals nominated by the Company’s then-incumbent Board.

(g)	“Committee” means a committee of the Board appointed in accordance with this Plan or if no such committee is appointed, the Board itself.

(h)	“Company” means Response Biomedical Corp.

(i)

“Consultant” means any individual who is engaged to provide ongoing consulting services and is permitted to receive Options under applicable Regulatory Rules in reliance upon an exemption from applicable prospectus requirements and includes:

(i)	a corporation of which the individual is an employee or shareholder or a partnership of which the individual is an employee or partner (a “Consultant Entity”); or

(ii)	an RRSP or RRIF established by or for the individual under which he or she is the beneficiary.

(j)

“Disability” means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, and which causes an individual to be unable to engage in any substantial gainful activity, or any other condition of impairment that the Committee, acting reasonably, determines constitutes a disability.

(k)	“Disinterested Shareholder Approval” means disinterested shareholder approval as defined in the polices of the TSX.

(l)	“Employee” means:

(i)

an individual who works full-time or part-time for the Company or any Subsidiary and such other individual as may, from time to time, be permitted by applicable Regulatory Rules to be granted Options as an employee or as an equivalent thereto; or

(ii)

an individual who works for the Company or any Subsidiary either full-time or on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company or any Subsidiary over the details and methods of work as an employee of the Company or any Subsidiary, but for whom income tax deductions are not made at source, and includes:

(iii)	a corporation wholly-owned by such individual; and

(iv)	any RRSP or RRIF established by or for such individual under which he or she is the beneficiary.

(m)	“Executive” means an individual who is a director or officer of the Company or a Subsidiary, and includes:

(i)	a corporation wholly-owned by such individual; and

(ii)	any RRSP or RRIF established by or for such individual under which he or she is the beneficiary.

(n)	“Exercise Notice” means the written notice of the exercise of an Option, in the form set out as Schedule “B” hereto, duly executed by the Option Holder.

(o)	“Exercise Period” means the period during which a particular Option may be exercised and is the period from and including the Grant Date through to and including the Expiry Time on the Expiry

Date provided, however, that no Option can be exercised unless and until all necessary Regulatory Approvals have been obtained.

(p)	“Exercise Price” means the price at which an Option is exercisable as determined in accordance with section 5.3.

(q)	“Expiry Date” means the date the Option expires as set out in the Option Certificate or as otherwise determined in accordance with the terms of this Plan.

(r)	“Expiry Time” means the time the Option expires on the Expiry Date, which is 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date.

(s)

“Grant Date” means the date on which the Committee grants a particular Option, which is the date the Option comes into effect provided however that no Option can be exercised unless and until all necessary Regulatory Approvals have been obtained.

(t)	“Insider” means an insider as that term is defined in the Securities Act ;

(u)	“Market Value” means the market value of the Shares as determined in accordance with section 5.3.

(v)	“Option” means an incentive share purchase option granted pursuant to this Plan entitling the Option Holder to purchase Shares of the Company.

(w)

“Option Certificate” means the certificate, in substantially the form set out as Schedule “A” hereto, or in such other form or forms as may be adopted by the Committee from time to time, evidencing the Option.

(x)	“Option Holder” means a Person or Entity who holds an unexercised and unexpired Option or, where applicable, the Personal Representative of such person.

(y)	“Outstanding Issue” means the number of Shares that are outstanding (on a non-diluted basis) immediately prior to the Share issuance or grant of Option in question.

(z)

“Person or Entity” means an individual, natural person, corporation, government or political subdivision or agency of a government, and where two or more persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer, such partnership, limited partnership, syndicate or group shall be deemed to be a Person or Entity.

(aa)	“Personal Representative” means:

(i)	in the case of a deceased Option Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii)	in the case of an Option Holder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Option Holder.

(bb)	“Plan” means this stock option plan as from time to time amended.

(cc)

“Regulatory Approvals” means any necessary approvals of the Regulatory Authorities as may be required from time to time for the implementation, operation or amendment of this Plan or for the Options granted from time to time hereunder.

(dd)

“Regulatory Authorities” means all organized trading facilities on which the Shares are listed, including the TSX, and all securities commissions or similar securities regulatory authorities having jurisdiction over the Company, this Plan or the Options granted from time to time hereunder.

(ee)

“Regulatory Rules” means all corporate and securities laws, regulations, rules, policies, notices, instruments and other orders of any kind whatsoever which may, from time to time, apply to the implementation, operation or amendment of this Plan or the Options granted from time to time hereunder including, without limitation, those of the applicable Regulatory Authorities .

(ff)	“Securities Act ” means the Securities Act (British Columbia), RSBC 1996, c.418 as from time to time amended.

(gg)	“Share” or “Shares” means, as the case may be, one or more common shares without par value in the capital stock of the Company.

(hh)	“Subsidiary” means a wholly-owned or controlled subsidiary corporation of the Company.

(ii)	“Triggering Event” means:

(i)	the dissolution, liquidation or wind-up of the Company;

(ii)

a merger, amalgamation, arrangement or reorganization of the Company with one or more corporations as a result of which, immediately following such event, the shareholders of the Company as a group, as they were immediately prior to such event, are expected to hold less than a majority of the outstanding capital stock of the surviving corporation;

(iii)	a bona fide third party offer for Shares pursuant to which an offeror offers to purchase all or substantially all of the Shares of the Company;

(iv)	a Change of Control of the Company;

(v)	the sale or other disposition of all or substantially all of the assets of the Company; or

(vi)

a material alteration of the capital structure of the Company which, in the opinion of the Committee, is of such a nature that it is not practical or feasible to make adjustments to this Plan or to the Options granted hereunder to permit the Plan and Options granted hereunder to stay in effect.

(jj)	“TSX” means the Toronto Stock Exchange.

(kk)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

(ll)	“U.S. Eligible Consultant” means a Consultant that is a natural person that provides bona fide services to the Company, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(mm)

“U.S. Person” means a U.S. person within the meaning of Regulation S adopted pursuant to the U.S. Securities Act, which definition includes, but is not limited to, a natural person resident in the United States, a partnership or corporation organized or incorporated under the laws of the United States, or an estate or trust of which any executor, administrator or trustee is a U.S. person.

(nn)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

(oo)	“Vest” or “Vesting” means that portion of the Option granted to the Option Holder which is available to be exercised by the Option Holder at any time and from time to time.

1.2 Choice of Law

The Plan is established under, and the provisions of the Plan shall be subject to and interpreted and construed in accordance with, the laws of the Province of British Columbia. The Company and each Option Holder hereby attorn to the jurisdiction of the Courts of British Columbia.

1.3 Headings

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

SECTION 2
GRANT OF OPTIONS

2.1 Grant of Options

The Committee shall, from time to time in its sole discretion, grant Options to such Persons or Entities and on such terms and conditions as are permitted under this Plan.

2.2 Record of Option Grants

The Committee shall be responsible to maintain a record of all Options granted under this Plan and such record shall contain, in respect of each Option:

(a)	the name and address of the Option Holder;

(b)	the category (Executive, Employee or Consultant) under which the Option was granted to him, her or it;

(c)	the Grant Date and Expiry Date of the Option;

(d)	the number of Shares which may be acquired on the exercise of the Option and the Exercise Price of the Option;

(e)	the vesting and other additional terms, if any, attached to the Option; and

(f)	the particulars of each and every time the Option is exercised.

2.3 Effect of Plan

All Options granted pursuant to the Plan shall be subject to the terms and conditions of the Plan notwithstanding the fact that the Option Certificates issued in respect thereof do not expressly contain such terms and conditions but instead incorporate them by reference to the Plan. The Option Certificates will be issued for convenience only and in the case of a dispute with regard to any matter in respect thereof, the provisions of the Plan and the records of the Company shall prevail over the terms and conditions in the Option Certificate, save and except as noted below.

SECTION 3
PURPOSE AND PARTICIPATION

3.1 Purpose of Plan

The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Executives, Employees and Consultants, to incent such individuals to contribute toward the long term goals of the Company, and to encourage such individuals to acquire Shares of the Company as long term investments.

3.2 Participation in Plan

The Committee shall, from time to time and in its sole discretion, determine those Executives, Employees and Consultants, if any, to whom Options are to be granted; provided, however, that no Option may be granted to a Consultant that is in the United States or that is a U.S. Person unless such Consultant is a U.S. Eligible Consultant.

3.3 Limits on Option Grants

The number of Shares issuable to any one Option Holder under the Plan, together with all of the Company’s other previously established or proposed share compensation arrangements, shall not exceed 5% of the total number of issued and outstanding common shares in the capital of the Company on a non-diluted basis. The number of Shares which may be issued to Insiders under the Plan, together with all of the Company’s other previously established or proposed share compensation arrangements, in aggregate, shall not at any time exceed 10% of the Outstanding Issue. The number of Shares which may be issuable under the Plan, together with all of the Company’s other previously established or proposed share compensation arrangements, within a one-year period:

(a)	to Insiders in aggregate, shall not exceed 10% of the Outstanding Issue;

(b)	to any one Option Holder who is an Insider and any Associates of such Insider, shall not exceed 5% of the Outstanding Issue; and

(c)	to any non-employee director, shall not exceed 1% of the Outstanding Issue.

For the purposes of this section, Options issued pursuant to an entitlement granted prior to the Option Holder becoming an Insider may be excluded in determining the number of Shares issuable to Insiders.

3.4 Notification of Grant

Following the granting of an Option, the Administrator shall, within a reasonable period of time, notify the Option Holder in writing of the grant and shall enclose with such notice the Option Certificate representing the Option so granted. In no case will the Company be required to deliver an Option Certificate to an

Option Holder until such time as the Company has obtained all necessary Regulatory Approvals for the grant of the Option.

3.5 Copy of Plan

Each Option Holder, concurrently with the notice of the grant of the first Option granted to the Option Holder, shall be provided with a copy of the Plan. Upon request from any Option Holder, a copy of any amendment to the Plan shall be promptly provided by the Administrator to the requesting Option Holder.

3.6 Limitation on Service

The Plan does not give any Option Holder that is an Executive the right to serve or continue to serve as an Executive of the Company or any Subsidiary, nor does it give any Option Holder that is an Employee or Consultant the right to be or to continue to be employed or engaged by the Company or any Subsidiary.

3.7 No Obligation to Exercise

Option Holders shall be under no obligation to exercise Options granted under this Plan.

3.8 Agreement

The Company and every Option Holder granted an Option hereunder shall be bound by and subject to the terms and conditions of this Plan. By accepting an Option granted hereunder, the Option Holder has expressly agreed with the Company to be bound by the terms and conditions of this Plan. In the event that the Option Holder receives his, her or its Options pursuant to an oral or written agreement with the Company or a Subsidiary, whether such agreement is an employment agreement, consulting agreement or any other kind of agreement of any kind whatsoever, the Option Holder acknowledges that in the event of any inconsistency between the terms relating to the grant of such Options in that agreement and the terms attaching to the Options as provided for in this Plan, the terms provided for in this Plan shall prevail and the other agreement shall be deemed to have been amended accordingly.

3.9 Notice

Any notice, delivery or other correspondence of any kind whatsoever to be provided by the Company to an Option Holder will be deemed to have been provided if provided to the last home address, fax number or email address of the Option Holder in the records of the Company and the Company shall be under no obligation to confirm receipt or delivery.

SECTION 4
NUMBER OF SHARES UNDER PLAN

4.1 Committee to Approve Issuance of Shares

The Committee shall approve by resolution the issuance of all Shares to be issued to Option Holders upon the exercise of Options, such authorization to be effective as of the Grant Date of such Options.

4.2 Number of Shares

Subject to adjustment as provided for herein, the number of Shares which will be available for purchase pursuant to Options granted pursuant to this Plan will not exceed 17,000,000 Shares, less any Shares issued upon the exercise of options to acquire Shares granted under either the Company’s 1996 Stock Option Plan or its 2005 Stock Option Plan.

4.3 Fractional Shares

No fractional shares shall be issued upon the exercise of any Option and, if as a result of any adjustment, an Option Holder would become entitled to a fractional share, such Option Holder shall have the right to purchase only the next lowest whole number of Shares and no payment or other adjustment will be made for the fractional interest.

SECTION 5
TERMS AND CONDITIONS OF OPTIONS

5.1 Exercise Period of Option

Except as otherwise provided in this Plan, the Grant Date and the Expiry Date of an Option shall be the dates fixed by the Committee at the time the Option is granted and shall be set out in the Option Certificate issued in respect of such Option.

5.2 Number of Shares Under Option

The number of Shares which may be purchased pursuant to an Option shall be determined by the Committee and shall be set out in the Option Certificate issued in respect of the Option.

5.3 Exercise Price of Option

The Exercise Price at which an Option Holder may purchase a Share upon the exercise of an Option shall be determined by the Committee and shall be set out in the Option Certificate issued in respect of the Option. The Exercise Price shall not be less than the Market Value of the Shares as of the Grant Date. The Market Value of the Shares for a particular Grant Date shall be determined as follows:

(a)

for each organized trading facility on which the Shares are listed, Market Value will be the closing price of the Shares on such organized trading facility on the trading day immediately preceding the Grant Date;

(b)

if the Company’s Shares are listed on more than one organized trading facility, the Market Value shall be the Market Value as determined in accordance with subparagraph (a) above for the primary organized trading facility on which the Shares are listed, as determined by the Committee, subject to any adjustments as may be required to secure all necessary Regulatory Approvals;

(c)

if the Company’s Shares are listed on one or more organized trading facilities but have not traded during the ten trading days immediately preceding the Grant Date, then the Market Value will be, subject to any adjustments as may be required to secure all necessary Regulatory Approvals, such value as is determined by the Committee; and

(d)

if the Company’s Shares are not listed on any organized trading facility, then the Market Value will be, subject to any adjustments as may be required to secure all necessary Regulatory Approvals, such value as is determined by the Committee to be the fair value of the Shares, taking into consideration all factors that the Committee deems appropriate, including, without limitation, recent sale and offer prices of the Shares in private transactions negotiated at arms’ length.

Notwithstanding anything else contained herein, in no case will the Market Value be less than the minimum prescribed by each of the organized trading facilities that would apply to the Company on the Grant Date in question.

5.4 Termination of Option

Subject to such other terms or conditions that may be attached to Options granted hereunder, an Option Holder may exercise an Option in whole or in part at any time and from time to time during the Exercise Period. Any Option or part thereof not exercised within the Exercise Period shall terminate and become null, void and of no effect as of the Expiry Time on the Expiry Date. Subject to Section 7.1, the Expiry Date of an Option shall be the earlier of the date so fixed by the Committee at the time the Option is granted as set out in the Option Certificate and the date established, if applicable, in paragraphs (a) or (b) below or sections 6.2, 6.3, 6.4, or 11.4 of this Plan:

(a)

Ceasing to Hold Office - In the event that the Option Holder holds his or her Option as an Executive and such Option Holder ceases to hold such position other than by reason of death or Disability, the Expiry Date of the Option shall be, unless otherwise expressly provided for in the Option Certificate, the 90th day following the date the Option Holder ceases to hold such position unless the Option Holder ceases to hold such position as a result of:

(i)	ceasing to meet the qualifications set forth in the corporate legislation applicable to the Company;

(ii)	a special resolution having been passed by the shareholders of the Company removing the Option Holder as a director of the Company or any Subsidiary; or

(iii)	an order made by any Regulatory Authority having jurisdiction to so order;

in which case the Expiry Date shall be the date the Option Holder ceases to hold such position; OR

(b)

Ceasing to be Employed or Engaged - In the event that the Option Holder holds his or her Option as an Employee or Consultant and such Option Holder ceases to hold such position other than by reason of death or Disability, the Expiry Date of the Option shall be, unless otherwise expressly provided for in the Option Certificate, the 90th day following the date the Option Holder ceases to hold such position, unless the Option Holder ceases to hold such position as a result of:

(i)	termination for cause;

(ii)	resigning or terminating his or her position; or

(iii)	an order made by any Regulatory Authority having jurisdiction to so order;

in which case the Expiry Date shall be the date the Option Holder ceases to hold such position.

In the event that the Option Holder ceases to hold the position of Executive, Employee or Consultant for which the Option was originally granted, but comes to hold a different position as an Executive, Employee or Consultant prior to the expiry of the Option, the Committee may, in its sole discretion, choose to permit the Option to stay in place for that Option Holder with such Option then to be treated as being held by that Option Holder in his or her new position and such will not be considered to be an amendment to the Option in question requiring the consent of the Option Holder under section 9.2 of this Plan. Notwithstanding anything else contained herein, in no case will an Option be exercisable later than the Expiry Date of the Option.

5.5 Vesting of Option and Acceleration

The vesting schedule for an Option, if any, shall be determined by the Committee and shall be set out in the Option Certificate issued in respect of the Option. The Committee may elect to accelerate the vesting schedule of one or more Options in connection with a Triggering Event in accordance with Section 11.4 of this Plan, and such acceleration will not be considered an amendment to the Option in question requiring the consent of the Option Holder under section 9.2 of this Plan.

5.6 Additional Terms

Subject to all applicable Regulatory Rules and all necessary Regulatory Approvals, the Committee may attach additional terms and conditions to the grant of a particular Option, such terms and conditions to be set out in the Option Certificate. The Option Certificates will be issued for convenience only, and in the case of a dispute with regard to any matter in respect thereof, the provisions of this Plan and the records of the Company shall prevail over the terms and conditions in the Option Certificate, save and except as noted below.

5.7 U.S. Option Holders

Any Option granted under the Plan to an Option Holder who is a citizen or resident of the United States (a “U.S. Option Holder”) within the meaning of the U.S. Internal Revenue Code of 1986, as amended, (the “Code”), will be an incentive stock option (an “ISO”) within the meaning of Section 422 of the Code if so designated by the Company in the Option Certificate evidencing such Option. No provision of this Plan, as it may be applied to a U.S. Option Holder with respect to Options which are designated as ISOs, shall be construed so as to be inconsistent with any provision of Section 422 of the Code. Grants of Options to U.S. Option Holders which are not designated as an ISO in the Option Certificate evidencing such Option or otherwise do not qualify as ISOs will be treated as nonstatutory stock options for U.S. federal tax purposes. Notwithstanding anything in this Plan contained to the contrary, the following provisions shall apply to ISOs granted to each U.S. Option Holder:

(a)

subject to adjustment as provided for in this Plan, the number of Shares which will be available for granting ISOs will not exceed the number of Shares available for purchase pursuant to Options granted pursuant to the Plan set out in Section 4.2;

(b)

ISOs shall only be granted to individual U.S. Option Holders who are, at the time of grant, “employees” of the Company within the meaning of the Code (or of any “subsidiary” of the Company within the meaning of section 424(f) of the Code);

(c)

the aggregate fair market value (determined as of the time an ISO is granted) of the Shares subject to ISOs exercisable for the first time by a U.S. Option Holder during any calendar year under this Plan (and all other plans of the Company, any “subsidiary” of the Company within the meaning of Section 424(f) of the Code and any “parent” of the Company within the meaning of Section 424(e) of the Code) shall not exceed One Hundred Thousand Dollars in U.S. funds (U.S.$100,000);

(d)

the Exercise Price per Share for each ISO granted to a U.S. Option Holder pursuant to this Plan shall be not less than fair market value of one Share on the Grant Date, as determined in good faith by the Committee at such time ;

(e)	the Exercise Period of an ISO shall not exceed ten (10) years from the Grant Date;

(f)

if a U.S. Option Holder who has been granted an ISO ceases to be an “employee” of the Company within the meaning of the Code (or of any “subsidiary” of the Company within the meaning of section 424(f) of the Code) for any reason other than the death, Disability or a reason described in clause (i), (ii), or (iii) of Section 5.4(a) or 5.4(b), such ISO may be exercised (to the extent such ISO was exercisable on the date of termination) by such U.S. Option Holder for a period of three (3) months after the date of termination (but in no event beyond the term of such ISO);

(g)

if any U.S. Option Holder to whom an ISO is to be granted under the Plan at the time of the grant of such ISO is the owner, directly or constructively, of shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company, then the following special provisions shall be applicable to the ISO granted to such Option Holder:

(i)

the Exercise Price per Share with respect to such ISO shall not be less than one hundred ten percent (110%) of the fair market value of one Share on the Grant Date, as determined in good faith by the Committee at such time; and

(ii)	the Exercise Period of such ISO shall not exceed five (5) years from the Grant Date;

(h)

no ISO may be granted hereunder to a U.S. Option Holder following the expiration of ten (10) years after the date on which this Plan is adopted by the Board or the date on which the Plan is approved by the shareholders of the Company, whichever is earlier; and

(i)

no ISO granted to a U.S. Option Holder under the Plan shall become exercisable unless and until the Plan shall have been approved by the shareholders of the Company. In the event that this Plan is not approved by the shareholders of the Company within twelve (12) months before or after the date on which this Plan is adopted by the Board, any ISO will automatically be deemed to be a nonstatutory stock option.

SECTION 6
TRANSFERABILITY OF OPTIONS

6.1 Non-transferable

Except as provided otherwise in this Section 6, Options are non-assignable and non-transferable.

6.2 Death of Option Holder

In the event of the Option Holder’s death, any Options held by such Option Holder shall pass to the Personal Representative of the Option Holder and shall be exercisable by the Personal Representative on or before the date which is the earlier of six months following the date of death and the applicable Expiry Date.

6.3 Disability of Option Holder

If the employment or engagement of an Option Holder as an Employee or Consultant or the position of an Option Holder as a director or officer of the Company or a Subsidiary is terminated by the Company by reason of such Option Holder’s Disability, any Options held by such Option Holder shall be exercisable by such Option Holder or by the Personal Representative on or before the date which is the earlier of six months following the termination of employment, engagement or appointment as a director or officer and the applicable Expiry Date.

6.4 Disability and Death of Option Holder

If an Option Holder has ceased to be employed, engaged or appointed as a director or officer of the Company or a Subsidiary by reason of such Option Holder’s Disability and such Option Holder dies within six months after the termination of such engagement, any Options held by such Option Holder that could have been exercised immediately prior to his or her death shall pass to the Personal Representative of such Option Holder and shall be exercisable by the Personal Representative on or before the date which is the earlier of six months following the death of such Option Holder and the applicable Expiry Date. For purposes of this Section 6.4, with respect to any U.S. Participant holding ISOs, “Disability” means, with respect to any such U.S. Participant, that such U.S. Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months. The preceding definition of the term “Disability” is intended to comply with, and will be interpreted consistently with, sections 22(e)(3) and 422(c)(6) of the Code.

6.5 Vesting

Unless the Committee determines otherwise, Options held by or exercisable by a Personal Representative shall, during the period prior to their termination, continue to vest in accordance with any vesting schedule to which such Options are subject.

6.6 Deemed Non-Interruption of Engagement

Employment or engagement by the Company shall be deemed to continue intact during any military or sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, for so long as the Option Holder’s right to re-employment or re-engagement by the Company is guaranteed either by statute or by contract. If the period of such leave exceeds 90 days and the Option Holder’s re-employment or re-engagement is not so guaranteed, then his or her employment or engagement shall be deemed to have terminated on the ninety-first day of such leave.

SECTION 7
EXERCISE OF OPTION

7.1 Exercise of Option

An Option may be exercised only by the Option Holder or the Personal Representative of any Option Holder. An Option Holder or the Personal Representative of any Option Holder may exercise an Option in whole or in part at any time and from time to time during the Exercise Period up to the Expiry Time on the Expiry Date by delivering to the Administrator the required Exercise Notice, the applicable Option Certificate and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate Exercise Price of the Shares then being purchased pursuant to the exercise of the Option. Except where not permitted by the TSX, where an Option otherwise would expire during a Black-Out period or during a Black-Out Expiration Term, the Expiry Date of such Option will automatically be deemed to be extended to the end of the applicable Black-Out Expiration Term.

7.2 Issue of Share Certificates

As soon as reasonably practicable following the receipt of the Exercise Notice, the Administrator shall cause to be delivered to the Option Holder a certificate for the Shares so purchased. If the number of Shares so purchased is less than the number of Shares subject to the Option Certificate surrendered, the Administrator shall also provide a new Option Certificate for the balance of Shares available under the Option to the Option Holder concurrent with delivery of the Share Certificate.

7.3 No Rights as Shareholder

Until the date of the issuance of the certificate for the Shares purchased pursuant to the exercise of an Option, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option, unless the Committee determines otherwise. In the event of any dispute over the date of the issuance of the certificates, the decision of the Committee shall be final, conclusive and binding.

SECTION 8
ADMINISTRATION

8.1 Board or Committee

The Plan shall be administered by the Board, by a Committee of the Board appointed in accordance with section 8.2 below, or by an Administrator appointed in accordance with subsection 8.4(b) .

8.2 Appointment of Committee

The Board may at any time appoint a Committee, consisting of not less than two of its members, to administer the Plan on behalf of the Board in accordance with such terms and conditions as the Board may prescribe, consistent with this Plan. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and appoint new members in their place, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

8.3 Quorum and Voting

A majority of the members of the Committee shall constitute a quorum and, subject to the limitations in this Section 8, all actions of the Committee shall require the affirmative vote of members who constitute a majority of such quorum. Members of the Committee may vote on any matters affecting the administration of the Plan or the grant of Options pursuant to the Plan, except that no such member shall act upon the granting of an Option to himself or herself (but any such member may be counted in determining the existence of a quorum at any meeting of the Committee during which action is taken with respect to the granting of Options to that member). The Committee may approve matters by written resolution signed by a majority of the quorum.

8.4 Powers of Committee

The Committee (or the Board if no Committee is in place) shall have the authority to do the following:

(a)	administer the Plan in accordance with its terms;

(b)	appoint or replace the Administrator from time to time;

(c)	determine all questions arising in connection with the administration, interpretation and application of the Plan, including all questions relating to the Market Value of the Shares;

(d)	correct any defect, supply any information or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;

(e)	prescribe, amend, and rescind rules and regulations relating to the administration of the Plan;

(f)

determine the duration and purposes of leaves of absence from employment or engagement by the Company which may be granted to Option Holders without constituting a termination of employment or engagement for purposes of the Plan;

(g)	do the following with respect to the granting of Options:

(i)	determine the Executives, Employees or Consultants to whom Options shall be granted, based on the eligibility criteria set out in this Plan;

(ii)

determine the terms of the Option to be granted to an Option Holder including, without limitation, the Grant Date, Expiry Date, Exercise Price and vesting schedule (which need not be identical with the terms of any other Option);

(iii)	subject to any necessary Regulatory Approvals and section 9.2, amend the terms of any Options;

(iv)	determine when Options shall be granted; and

(v)	determine the number of Shares subject to each Option;

(h)	accelerate the vesting schedule of any Option previously granted; and

(i)	make all other determinations necessary or advisable, in its sole discretion, for the administration of the Plan.

8.5 Administration by Committee

All determinations made by the Committee in good faith shall be final, conclusive and binding upon all persons. The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan.

8.6 Interpretation

The interpretation by the Committee of any of the provisions of the Plan and any determination by it pursuant thereto shall be final, conclusive and binding and shall not be subject to dispute by any Option Holder. No member of the Committee or any person acting pursuant to authority delegated by it hereunder shall be personally liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Committee and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Company.

SECTION 9
APPROVALS AND AMENDMENT

9.1 Shareholder Approval of Plan

If required by a Regulatory Authority, this Plan may be made subject to the approval of a majority of the votes cast at a meeting of the shareholders of the Company or by a majority of votes cast by disinterested shareholders at a meeting of shareholders of the Company. Any Options granted under this Plan prior to such time will not be exercisable or binding on the Company unless and until such shareholder approval is obtained.

9.2 Amendment of Option or Plan

The Company retains the right to amend or terminate the terms and conditions of the Plan or Option, as applicable, by resolution of the Committee (the “Amendment Procedure”). Any amendment to the Plan shall take effect only with respect to Options granted after the effective date of such amendment, provided that it may apply to any outstanding Options with the mutual consent of the Company and the Option Holder to whom such Options have been granted. Without limiting the generality of the foregoing, the Committee may use the Amendment Procedure without seeking shareholder approval when:

(a)	altering, extending or accelerating the terms and conditions of vesting of any Options;

(b)	accelerating the Expiry Date of Options;

(c)	amending the definitions contained within the Plan;

(d)	amending or modifying the mechanics of exercise of Options as set forth in Section 5, provided however, payment in full of the Exercise Price shall not be so amended or modified;

(e)

effecting amendments of a “housekeeping” or ministerial nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error, inconsistency or omission in or from the Plan or any Option Certificate;

(f)	effecting amendments necessary to comply with the provisions of Regulatory Rules;

(g)	effecting amendments respecting the administration of the Plan;

(h)	effecting amendments necessary to suspend or terminate the Plan; and

(i)	any other amendment, whether fundamental or otherwise, not requiring shareholder approval under Regulatory Rules.

9.3 Shareholder Approval

Shareholder approval will be required for the following types of amendments:

(a)	amendments that increase the number of Shares issuable under the Plan, except such increases by operation of Section 11.3 of the Plan;

(b)	any reduction in the Exercise Price of an Option if the Option Holder is not an Insider at the time of the proposed amendment; and

(c)	amendments required to be approved by shareholders under applicable law (including, without limitation, pursuant to Regulatory Rules).

9.4 Disinterested Shareholder Approval

Disinterested Shareholder Approval will be required for the following types of amendments:

(a)	amendments to the Plan that could result at any time in the number of Shares reserved for issuance under the Plan to Insiders exceeding the limits set out in Section 3.3 of this Plan;

(b)	amendments to the Plan that could result at any time in the granting to Insiders, within a 12 month period, of a number of options exceeding 10% of the outstanding issue;

(c)	any reduction in the Exercise Price of an Option if the Option Holder is an Insider at the time of the proposed amendment; and

(d)	amendments requiring Disinterested Shareholder Approval under applicable law (including, without limitation, pursuant to the Regulatory Rules).

SECTION 10
CONDITIONS PRECEDENT TO ISSUANCE OF OPTIONS AND SHARES

10.1 Compliance with Laws

An Option shall not be granted or exercised, and Shares shall not be issued pursuant to the exercise of any Option, unless the grant and exercise of such Option and the issuance and delivery of such Shares comply with all applicable Regulatory Rules, and such Options and Shares will be subject to all applicable trading restrictions in effect pursuant to such Regulatory Rules and the Company shall be entitled to legend the Option Certificates and the certificates representing such Shares accordingly.

10.2 Obligation to Obtain Regulatory Approvals

In administering this Plan, the Committee will seek any Regulatory Approvals which may be required. The Committee will not permit any Options to be granted without first obtaining the necessary Regulatory Approvals unless such Options are granted conditional upon such Regulatory Approvals being obtained. The Committee will make all filings required with the Regulatory Authorities in respect of the Plan and each grant of Options hereunder.

No Option granted will be exercisable or binding on the Company unless and until all necessary Regulatory Approvals have been obtained. The Committee shall be entitled to amend this Plan and the Options granted hereunder in order to secure any necessary Regulatory Approvals and such amendments will not require the consent of the Option Holders under section 9.2 of this Plan.

10.3 Inability to Obtain Regulatory Approvals

The Company’s inability to obtain Regulatory Approval from any applicable Regulatory Authority, which Regulatory Approval is deemed by the Committee to be necessary to complete the grant of Options hereunder, the exercise of those Options or the lawful issuance and sale of any Shares pursuant to such Options, shall relieve the Company of any liability with respect to the failure to complete such transaction.

10.4 U.S. Regulatory Approvals

Section 10.2 of this Plan shall not be interpreted to require the Company to register the Shares issuable pursuant to this Plan under the U.S. Securities Act or under the securities laws of any state of the United States; provided, however, that no Options to purchase Shares may be granted in the United States or to or for the benefit of a U.S. Person, and no Options to purchase Shares may be exercised in the United States or by or on behalf of a U.S. Person, unless such Shares have been registered under the U.S. Securities Act and the securities laws of all applicable states of the United States, or exemptions from such registration requirements are available. The Company may require such additional information, representations, warranties and covenants from an Option Holder, in the Option Certificate, exercise form or otherwise, as the Company deems necessary or appropriate in order to establish compliance with all applicable provisions of the U.S. Securities Act and the securities laws of any state of the United States.

SECTION 11
ADJUSTMENTS AND TERMINATION

11.1 Termination of Plan

Subject to any necessary Regulatory Approvals, the Committee may terminate or suspend the Plan.

11.2 No Grant During Suspension of Plan

No Option may be granted during any suspension, or after termination, of the Plan. Suspension or termination of the Plan shall not, without the consent of the Option Holder, alter or impair any rights or obligations under any Option previously granted.

11.3 Alteration in Capital Structure

If there is a material alteration in the capital structure of the Company and the Shares are consolidated, subdivided, converted, exchanged, reclassified or in any way substituted for or affected, the Committee shall make such adjustments to this Plan and to the Options then outstanding under this Plan as the Committee determines to be appropriate and equitable under the circumstances, so that the proportionate interest of each Option Holder shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustments may include, without limitation:

(a)	a change in the number or kind of shares of the Company covered by such Options; and

(b)

a change in the Exercise Price payable per Share provided, however, that the aggregate Exercise Price applicable to the unexercised portion of existing Options shall not be altered, it being intended that any adjustments made with respect to such Options shall apply only to the Exercise Price per Share and the number of Shares subject thereto.

For purposes of this section 11.3, and without limitation, neither:

(c)	the issuance of additional securities of the Company in exchange for adequate consideration (including services); nor

(d)	the conversion of outstanding securities of the Company into Shares shall be deemed to be material alterations of the capital structure of the Company.

Any adjustment made to any Options pursuant to this section 11.3 shall not be considered an amendment requiring the Option Holder’s consent for the purposes of Section 9.2 of this Plan.

11.4 Triggering Events

Subject to the Company complying with section 11.5 and any necessary Regulatory Approvals and notwithstanding any other provisions of this Plan or any Option Certificate, the Committee may, without the consent of the Option Holder or Holders in question:

(a)	accelerate the vesting of all or any portion of the unvested Options then issued and outstanding under the Plan;

(b)	cause all or a portion of any of the Options granted under the Plan to terminate in connection with a Triggering Event; or

(c)

cause all or a portion of any of the Options granted under the Plan to be exchanged for incentive stock options of another corporation in connection with a Triggering Event in such ratio and at such exercise price as the Committee deems appropriate, acting reasonably. Any adjustment with respect to the Exercise Price for and number of Common Shares subject to an Option granted to a U.S. Participant pursuant to this section 11.4(c) will be made so as to comply with, and not create any adverse consequences under, sections 424 and 409A of the Code.

Such acceleration, termination or exchange shall not be considered an amendment requiring the Option Holder’s consent for the purpose of section 9.2 of the Plan.

11.5 Notice of Termination by Triggering Event

In the event that the Committee wishes to cause all or a portion of any of the Options granted under this Plan to terminate in accordance with Section 11.4, it must give written notice to the Option Holders in question not less than 14 days prior to the date on which such Options are to terminate so as to permit the Option Holder the opportunity to exercise the vested portion of the Options prior to such termination.

SECTION 12
CALIFORNIA OPTION GRANTS

12.1 Application of this Section

Notwithstanding any other provision of this Plan, the provisions of sections 12.2 through 12.6 of this Plan shall apply to any Option granted to a resident of the State of California if, on the Grant Date, (i) the Shares are not listed on the New York Stock Exchange or the American Stock Exchange or quoted on the Nasdaq National Market System, and (ii) such Option is not otherwise exempt from the registration requirements of the California securities laws.

12.2 Minimum Exercise Price

If the Option is granted to an Option Holder that owns securities possessing more than 10% of the total combined voting power of all classes of securities of the Company or its parent or subsidiaries possessing voting power, the Exercise Price of the Option shall not be less than 110% of the Market Value of the Shares as of the Grant Date.

12.3 Minimum Vesting Schedule

The Option must become vested and exercisable at a rate of at least 20% of the number of Shares underlying the Option per year, with the first 20% becoming vested not later than one year after the Grant Date.

12.4 Maximum Exercise Period

The Expiry Date of the Option shall not be later than the tenth anniversary of the Grant Date.

12.5 Minimum Post-Termination Exercise Period

If the Option Holder ceases to hold the position of Executive, Employee or Consultant, the Option shall continue to be exercisable until at least the earlier of the Expiry Date originally provided for in the Option, or the applicable date set forth below:

(a)	if the Option Holder is terminated for cause as defined by applicable law, the date of termination ;

(b)	if the Option Holder’s termination is caused by the Option Holder’s death or Disability, six months from the date of termination; or

(c)	in all other cases, thirty days from the date of termination.

12.6 Additional Shareholder Approval

Unless the holders of a majority of the Company’s outstanding securities entitled to vote have approved this Plan within 12 months before or after the date this Plan is adopted, any Option granted to a resident of the State of California that is subject to the provisions of this Section 12 shall automatically be rescinded, without any liability to the Company. No Option granted subject to the provisions of this SECTION 12 shall be exercisable until such shareholder approval has been obtained.

SCHEDULE “A”

RESPONSE BIOMEDICAL CORP.

2008 STOCK OPTION PLAN - OPTION CERTIFICATE ,

This Option Certificate is issued pursuant to the provisions of the 2008 Stock Option Plan (the “Plan”) of Response Biomedical Corp. (the “Company”) and evidences that · [Name of Option Holder] is the holder (the “Option Holder”) of an option (the “Option”) to purchase up to · common shares (the “Shares”) in the capital stock of the Company at a purchase price of Cdn.$· per Share (the “Exercise Price”). This Option may be exercised at any time and from time to time from and including the following Grant Date through to and including up to 5:00 p.m. local time in Vancouver, British Columbia (the “Expiry Time”) on the following Expiry Date:

(a)	the Grant Date of this Option is ·, 200 ·; and

(b)	subject to sections 5.4, 6.2, 6.3, 6.4, 7.1 and 11.4 of the Plan, the Expiry Date of this Option is ·, 200 ·.

This Option will not be exercisable unless and until it has vested and then only to the extent that it has vested. The Option will vest in accordance with the following:

(a)	· Shares ( ·%) will vest and be exercisable on or after the Grant Date;

(b)	· additional Shares (·%) will vest and be exercisable on or after · [date];

(c)	· additional Shares (·%) will vest and be exercisable on or after · [date];

(d)	· additional Shares (·%) will vest and be exercisable on or after · [date];

· [Insert any additional terms here – check to ensure they comply with TSX policies and applicable securities laws]

To exercise this Option, the Option Holder must deliver to the Administrator of the Plan, prior to the Expiry Time on the Expiry Date, an Exercise Notice, in the form provided in the Plan, which is incorporated by reference herein, together with the original of this Option Certificate and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which this Option is being exercised.

This Option Certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan. This Option Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail.

· [The following MUST be included if is an ISO option] [This Option is an ISO within the meaning of the Code.]

A-1

This Option was granted to the Option Holder in his or her capacity as a ·[pick one: Director, Officer, Employee, Consultant] of the Company ·[, and shall continue in effect should his or her status change and he or she continue in a new capacity as a Director, Officer, Employee or Consultant of the Company].

RESPONSE BIOMEDICAL CORP.

Per:
Authorized Signatory

The Option Holder acknowledges receipt of a copy of the Plan and represents to the Company that the Option Holder is familiar with the terms and conditions of the Plan, and hereby accepts this Option subject to all of the terms and conditions of the Plan. The Option Holder agrees to execute, deliver, file and otherwise assist the Company in filing any report, undertaking or document with respect to the awarding of the Option and exercise of the Option, as may be required by the Regulatory Authorities. The Option Holder further acknowledges that if the Plan has not been approved by the shareholders of the Company on the Grant Date, this Option is not exercisable until such approval has been obtained.

Signature of Option Holder:

Date Signed:

Signature

Print Name

Address

A-2

SCHEDULE “B”

RESPONSE BIOMEDICAL CORP.
2008 STOCK OPTION PLAN

NOTICE OF EXERCISE OF OPTION

TO:	The Administrator, Stock Option Plan
[Address]

The undersigned hereby irrevocably gives notice, pursuant to the Stock Option Plan (the “Plan”) of Response Biomedical Corp. (the “Company”), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

(a)	all of the Shares; or

(b)	of the Shares;

which are the subject of the Option Certificate attached hereto (attach your original Option Certificate).

The undersigned tenders herewith a certified cheque or bank draft (circle one) payable to “Response Biomedical Corp.” in an amount equal to the aggregate Exercise Price of the aforesaid Shares and directs the Company to issue the certificate evidencing said Shares in the name of the undersigned to be mailed to the undersigned at the following address (provide full complete address):

The undersigned acknowledges the Option is not validly exercised unless this Notice is completed in strict compliance with this form and delivered to the required address with the required payment prior to 5:00 p.m. local time in Vancouver, B.C. on the Expiry Date of the Option.

DATED the ______________day of ______________, 20___.

Signature of Option Holder

B-1